Exhibit 99.1

Everest Consolidator Acquisition Corporation

Announces Pricing of $150 Million Initial Public Offering

November 23, 2021

NEWPORT BEACH, CA — (BUSINESS WIRE) — Everest Consolidator Acquisition Corporation (the “Company”) announced today the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “MNTN.U” beginning on November 24, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NYSE under the symbols “MNTN” and “MNTN WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on November 29, 2021, subject to customary closing conditions.

BofA Securities is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Everest Consolidator Acquisition Corporation

The Company is a blank check company sponsored by an affiliate of Belay Associates, LLC and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for business combination targets on the wealth management industry, including independent financial advisory providers as well as wealth management-focused technology companies, although it may pursue an acquisition in any business industry or sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts:

Katherine Paulson

kpaulson@belayinvest.com

949-610-0835

Chris Sullivan

chris@macmillancom.com

212-473-4442

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